GEOLOGICAL, MANAGEMENT AND
ADMINISTRATION SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 19th day of July 2006

BETWEEN:

HUNTER DICKINSON INC., a company incorporated under the federal laws of Canada having a registered office at Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7

(herein “HDI”)

OF THE FIRST PART

AND:

DETOUR GOLD CORPORATION., a British Columbia company having a business office at Suite 1020, 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(herein “Detour”)

OF THE SECOND PART

WHEREAS:

(A)                    HDI is a company established to provide geological, corporate development, administrative and management services for public companies involved in the acquisition and exploration of natural resource properties;

(B)                    Detour and HDI have agreed that HDI will provide the services more particularly described herein on the terms and conditions of this Agreement.

NOW THEREFORE in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

PART 1

ADMINISTRATION SERVICES

1.1                    During the term of this Agreement HDI shall provide Detour and/or Detour’s affiliates with the following administration services:

(a)           use of HDI’s business premises located at Suite 1020, 800 West Pender Street, Vancouver, British Columbia, and at BCE Place Canada Trust Tower, 161 Bay Street,

Suite 2700, Toronto, Ontario on a non-exclusive basis with access to the reception area, the boardroom and other offices as available and agreed to from time to time;

(b)           use of HDI’s reception and telephone answering personnel;

(c)           reasonable use of office equipment including telephone systems, photocopying, telecopier and computers, and other equipment as required;

(d)           administration service personnel including accounting, purchasing, secretarial and like support staff on an “as needed” and “as available” basis.

1.2                    The administration costs payable by Detour to HDI for the administration services shall be invoiced by HDI on a monthly basis based on a full cost-recovery basis to HDI and which costs will be reasonably described in the invoice. The costs shall represent a reasonable pro-rationing (including where practical time sheet tracking of personnel) of HDI’s costs amongst all its client companies with regard to the level of service requirements of each such company. The costs will be reviewed from time to time and the basis may be changed on notice by HDI in the event Detour’s use of the administration services are in excess of historical experience or HDI’s costs change or in the event a greater or lesser number of other public companies are using HDI’s services.

1.3                    Detour acknowledges that HDI has or intends to enter into similar agreements with other public companies and HDI may add, delete or vary such arrangements with such other companies in HDI’s sole discretion.

PART 2

GEOLOGICAL AND MANAGEMENT SERVICES

2.1                    In addition to the administration services, HDI shall supply technical, geological, management and corporate development services to Detour on a non-exclusive and on an “as needed” and “as available” basis. HDI shall, at least annually, review the resource property portfolio of Detour together with Detour’s board of directors and such other independent consultants as Detour desires to involve with a view to recommending and implementing programs of exploration.

2.2                    Such recommendations shall be accompanied by reasonable details of programs including scheduling, description of activities and related budgets. Upon acceptance (with or without variations) of such recommendations by Detour (which acceptance is in the sole discretion of Detour) HDI shall generally carry out the program as the agent of Detour and shall:

(a)           retain and/or itself provide the necessary technical and support staff;

(b)          negotiate third party service contracts and provide them to Detour for execution or execute same as agent for Detour. Such third party contracts shall generally include geophysical and geochemical surveys, sampling, line cutting, diamond drilling, engineering, environmental, independent analyses and reporting and such other work as has been recommended by HDI or approved by Detour;

(c)           apply for necessary government exploration or work permits and licences;

(d)           provide field staff to supervise and oversee the work of HDI staff and other contractors and subcontractors;

(e)           obtain insurance and assist in making application and relevant filings pertaining to the maintenance of titles to the property as well as filing of assessment work respecting exploration work carried out and paid for by Detour;

(f)             general administration of the exploration program including accounting, payment of third party invoices and reporting thereon; and

(g)             provide assistance with corporate awareness programs regarding Detour.

2.3                    For purposes of administration of any exploration program Detour shall be deemed to be the operator of all of Detour’s joint venture agreements and HDI’s function shall be as general advisor and agent.

2.4                    The geological and management services costs payable by Detour to HDI for the above technical services shall be included with and agreed as part of budgets which are provided to and subject to the approval of Detour. Except for overruns, significant variations (greater than 50%) in the planned programs shall require the prior approval of Detour but the costs incurred with respect to such overruns and variations shall notwithstanding, be for the account of Detour. The geological and management services costs payable by Detour to HDI for the geological and management services shall be invoiced by HDI on a monthly basis based on a full cost-recovery basis to HDI and which costs will be reasonably described in the invoice. The costs shall represent a reasonable pro-rationing (including where practical time sheet tracking of personnel) of HDI’s costs amongst all its client companies with regard to the level of service requirements of each such company. The costs will be reviewed from time to time and the basis may be changed on notice by HDI in the event Detour’s use of the geological and management services are in excess of historical experience or HDI’s costs change or in the event a greater or lesser number of other public companies are using HDI’s services.

PART 3

ADDITIONAL RIGHTS AND DUTIES OF HDI

3.1                    Detour agrees to indemnify and hold harmless HDI (and any subsidiary), their officers, directors, employees and agents, from any and all claims, suits or demands arising out of the performance of HDI hereunder. Without restricting the generality of the foregoing Detour agrees to promptly pay HDI invoices and to advance funds against written cash calls wherever reasonably required by HDI to pay for or secure services, to secure equipment, contractors, deposits and the like and to honour all agreements which HDI enters into in good faith as agent on behalf of Detour with third parties. The foregoing indemnity shall not apply to losses, claims or suits arising out of HDI’s negligence or wilful misconduct.

3.2                    HDI agrees to carry out its advisory, administrative and operating activities hereunder in a competent and workmanlike manner, in good faith with a view to the best interests of Detour.

3.3                    HDI shall take reasonable precautions to ensure that only authorized personnel of HDI and Detour are provided with information respecting the business affairs, exploration results and properties of Detour. HDI shall limit access to information respecting exploration developments to its own staff on a need-to-know basis and shall ensure that its personnel acknowledge the need to protect confidentiality of information respecting Detour which is developed by or comes into the possession of HDI and that they are in a “special relationship” with Detour as contemplated by securities legislation. HDI shall generally maintain confidentiality of Detour’s affairs and shall take reasonable precautions to protect the integrity and security of information developed for Detour.

3.4                    HDI shall not compete with Detour and will not endeavour to acquire any interest in any property of Detour or related to or which can reasonably be said to be derived from any property of Detour, without the prior written consent of Detour which consent shall be in Detour’s sole discretion.

3.5                    HDI shall not be obligated whatsoever to provide any information or advice to Detour respecting resource property prospects and opportunities which come to the attention of HDI personnel unless such prospects and opportunities can be clearly demonstrated to be presented primarily as a result of the provision of services by HDI to Detour under the terms of this Agreement. Detour acknowledges that HDI is entering into substantially identical agreements with other resource companies and as a consequence HDI will be exposed to resources property opportunities in the ordinary course and may receive resource property prospects and opportunities as a consequence of services to such other resource companies in the ordinary course. As well, Detour acknowledges that HDI may receive unsolicited proposals and opportunities from sources wholly unrelated to Detour or any of the other client companies of HDI and those opportunities are acknowledged by Detour to be the sole property of HDI.

3.6                    HDI may be retained by other client companies or terminate its relationship with any client company in its sole discretion and without notice to any client company.

PART 4

OTHER RIGHTS AND DUTIES OF DETOUR

4.1                    Any authorized representative of Detour shall at all reasonable times have full access to all of the records or information of HDI pertaining to the affairs of Detour. Such access shall be extended to the auditors and other professional advisors of Detour.

4.2                    HDI shall indemnify and save harmless Detour from any claim, suit or demand which may arise by virtue of any improper act or gross negligence of HDI occurring as a result of the performance by HDI of this Agreement.

PART 5

TERMINATION

5.1                    This Agreement may be terminated by either party hereto on 90 days written notice to the other party. From the date of notice to the date of termination, HDI shall not enter into any new arrangements on behalf of Detour (unless already legally committed to do so) without Detour’s prior consent.

5.2                    In the event of termination during the course of implementation of any exploration or other program the parties shall negotiate in good faith to minimize any interruption of such program and to ensure that the costs related thereto are properly accounted for and duly discharged by Detour. Notwithstanding any termination of this Agreement Detour shall continue to be bound by any agreements contracted for on its behalf by HDI prior to termination.

5.3                    The confidentiality and non-competition provisions of this Agreement shall survive any termination of this Agreement and continue in full force and effect for three years thereafter.

5.4                    Upon termination hereof Detour shall cease to use the HDI premises, phone number, etc. and shall make arrangements for the orderly transition of administrative and accounting responsibilities by advice letter to HDI. HDI shall turn over all business, technical, and like records pertaining to the affairs and properties of Detour as may be in the possession of HDI although HDI may retain copies for its own records where reasonably required.

PART 6

MISCELLANEOUS

6.1                    This Agreement is not assignable by the parties and any purported assignment thereof is void ab initio.

6.2                    This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors.

6.3                    This Agreement shall be construed in accordance with the laws of the province of British Columbia and the parties agree to attorn to such jurisdiction in the event of a dispute hereunder.

6.4                    Notices shall be considered effectively given hereunder when personally delivered to a party by personal service or by fax, in each case addressed to the President.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date and year first above written.

HUNTER DICKINSON INC.

Per:   _______________________________________
          David J. Copeland

DETOUR GOLD CORPORATION

Per:   _______________________________________
         Gerald S. Panneton